Exhibit 2.1

Share Purchase Agreement
among
REP Acquisition Corporation
(“Buyer”)
and
Invacare Corporation
(“Seller”)
and
Altimate Medical, Inc.
(the “Company”)

August 29, 2014

i

4.19	Related Party Transactions	24
4.20	Material Customers and Material Suppliers	24
4.21	Books and Records	25
4.22	FDA Compliance	25
4.23	Anti-Corruption	26
4.24	Bank Accounts	26

ARTICLE 5		26

Representations and Warranties of Buyer		26
5.1	Organization; Authorization	26
5.2	Execution and Delivery; Enforceability	26
5.3	Governmental Authorities; Consents	26
5.4	Brokerage	27
5.5	Investment Intent; Restricted Securities	27
5.6	Solvency	27
5.7	Due Diligence Investigation	28

ARTICLE 6		28

Closing Deliveries		28
6.1	Closing Deliveries by Seller	28
6.2	Closing Deliveries by Buyer	29

ARTICLE 7		30

The Closing		30

ARTICLE 8		30

Covenants and Agreements		30
8.1	Covenants	30
8.2	Acknowledgement	34
8.3	Company Engagements; Privileged Information	34
8.4	Use of Business Name	35
8.5	Accounts Receivable	35
8.6	Release	35
8.7	Employee Matters	35

ARTICLE 9		37

Indemnification
9.1	Indemnification of Buyer	37
9.2	Indemnification of Seller	37
9.3	Limitations on Indemnification	37
9.4	Procedures Relating to Indemnification	40

ii

9.5	Limitations of Remedies	42
9.6	Subrogation	42
9.7	Contribution and Waiver	42

ARTICLE 10		43

Tax Matters		43
10.1	Apportionment of Taxes	43
10.2	Tax Returns; Refunds	43
10.3	Section 338(h)(10) Election	44
10.4	Controversies	45
10.5	Cooperation	45
10.6	Conflict	46
10.7	Successors	46

ARTICLE 11		46

Certain Definitions		46

ARTICLE 12		56

Construction; Miscellaneous Provisions		56
12.1	Notices	56
12.2	Entire Agreement	57
12.3	Modification	57
12.4	Jurisdiction and Venue	57
12.5	Specific Performance	58
12.6	Binding Effect	58
12.7	Headings	58
12.8	Number and Gender; Inclusion	58
12.9	Counterparts	58
12.1	Third Parties	58
12.11	Disclosure Schedules and Exhibits	58
12.12	Time Periods	59
12.13	Construction	59
12.14	Governing Law	59

Exhibits:

Exhibit A:	Escrow Agreement
Exhibit B:	Minnesota Lease

iii

Share Purchase Agreement
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 29th day of August, 2014, among REP Acquisition Corporation, a Minnesota corporation (“Buyer”), Invacare Corporation, an Ohio corporation (“Seller”), and Altimate Medical, Inc., a Minnesota corporation (the “Company”).
RECITALS:
A.    Seller owns all of the issued and outstanding shares of capital stock of the Company (as more particularly defined in Section 4.2, the “Shares”).
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon and subject to the terms and conditions set forth in this Agreement (the “Share Purchase”).
Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Seller and the Company hereby agree as follows:

ARTICLE 1
Definitions
1.1    Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 11, or elsewhere herein as indicated in Article 11.

1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP, except as may otherwise be specified herein.

ARTICLE 2
Purchase and Sale
2.1    Purchase and Sale. Concurrently with the execution and delivery of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the Shares.

2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the Shares shall be an amount equal to:

(a)Twenty Three Million Dollars ($23,000,000);

(b)plus an amount equal to the Closing Cash;

(c)minus an amount equal to the Transaction Expenses;

(d)minus an amount equal to the Closing Indebtedness; and

(e)plus the amount, if any, by which the Closing Working Capital exceeds the High-End Working Capital Target or minus the amount, if any, by which the Low-End Working Capital Target exceeds the Closing Working Capital.

2.3    Estimated Purchase Price; Payment of Indebtedness. Prior to the date hereof, the Company has estimated in good faith the amount of the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Closing Working Capital, respectively, as of 11:59 p.m. on the Closing Date and has delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates and the calculation of the Estimated Purchase Price. The Closing Certificate shall also set forth the amount of, and Person(s) entitled to, the Transaction Expenses. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness”, “Estimated Transaction Expenses” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness, Transaction Expenses and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Transaction Expenses is equal to the Estimated Transaction Expenses and that the Closing Working Capital is equal to the Estimated Closing Working Capital. The Estimated Closing Working Capital set forth on the Closing Certificate shall be prepared in accordance with GAAP consistent with, and using the same accounting methods, policies, practices and procedures as used in, the preparation of the Interim Financial Statements (including the GAAP and non-GAAP policies and procedures described on Schedule 4.5.1(b)). At the Closing, Buyer shall or shall cause to: (a) pay and deliver an amount equal to the Estimated Purchase Price less the Escrow Amount to Seller by means of a wire transfer of immediately available cash funds to an account as directed by Seller prior to the Closing (the “Seller’s Account”); (b) deliver the Escrow Amount to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement; and (c) on behalf of the Company, pay the Estimated Closing Indebtedness and the Estimated Transaction Expenses of the Company identified in the Closing Certificate. At the Closing, Seller and Buyer shall each pay to the Escrow Agent one half of all fees for the escrow account required by the Escrow Agreement.

2.4    Post-Closing Adjustment.

2.4.1    Adjustment Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller an adjustment statement setting forth the amount of the Closing Cash, the Closing Indebtedness, Transaction Expenses and the Closing Working Capital, respectively, as of 11:59 p.m. on the Closing Date (the “Preliminary Adjustment Statement”) and, based on the Closing Cash, the Closing Indebtedness, Transaction Expenses and the Closing Working Capital, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price, if any (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the Final Adjustment Statement shall be prepared in a manner in accordance with GAAP consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of, the Interim Financial Statements (including the GAAP and non-GAAP policies and procedures described on Schedule 4.5.1(b)); except that the Preliminary Adjustment Statement and the Final

Adjustment Statement shall only reflect those items necessary to calculate the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Closing Working Capital. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of the Company of any financing or refinancing arrangements entered into by Buyer at any time on or after the Closing Date shall be entirely disregarded; (b) it shall be assumed that the Company and its lines of business shall be continued as a going concern; and (c) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing Date with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder or any adjustments for Buyer’s use of purchase accounting.

2.4.2    Adjustment Statement Review. Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Seller believes that either was not prepared in accordance with Section 2.4.1, Seller shall so notify Buyer in writing no later than thirty (30) days after Seller’s receipt thereof, setting forth in such notice, Seller’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with reasonable particularity of the adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of Section 2.4.1. Buyer shall cause the Company and its officers, employees, agents and representatives to cooperate with all representatives of Seller in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Company to be made available during normal business hours to such representatives, and shall cause the necessary personnel of the Company to assist such representatives in their review of the Preliminary Adjustment Statement, including granting such persons reasonable access to the facilities, network databases and other assets of the Company, in each case, upon reasonable advance notice.

2.4.3    Adjustment Statement Dispute Resolution. If Seller timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Seller are unable to resolve such disputed items through good faith negotiations within thirty (30) days after Seller’s delivery of such written notice of objection, then, the parties shall mutually engage and submit only such disputed items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Cleveland, Ohio office of Deloitte LLP or, in the event that it is unable or unwilling serve, such other independent accounting firm agreed upon by Buyer and Seller (the “Independent Accountants”). Buyer and Seller shall have the same opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of Section 2.4. The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of each disputed matter submitted to the Independent Accountants by conducting an item by item review of each such disputed matter and the effect of all such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Seller and their respective Affiliates. In resolving each disputed item, the Independent Accountants shall: (a) be bound by the provisions of this Article

2 and the definitions pertaining hereto; (b) select either the position of Buyer or Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed, and (c) restrict its decision to such items which are then in dispute and have been properly submitted to the Independent Accountants in accordance with this Section 2.4.3. The Independent Accountants shall deliver to Buyer and Seller a written report setting forth the resolution of any disagreement determined in accordance with the terms of this Agreement. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Seller, on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.

2.4.4    Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Seller and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a)    the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to in writing by Buyer;

(b)    the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.4.2; or

(c)    the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3.

2.4.5    Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of the Final Post-Closing Adjustment to Seller by means of a wire transfer of immediately available funds to the Seller’s Account. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is less than the Estimated Purchase Price, then Seller shall pay the amount of the Final Post-Closing Adjustment to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.4.5 no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4. For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to Article 9, shall be treated as an adjustment to the Purchase Price unless another treatment is required by Law.

ARTICLE 3
Representations and Warranties Concerning the Transaction
Seller represents and warrants to Buyer as follows:
3.1    Authority; Organization and Good Standing. Seller possesses all requisite corporate right, power and authority to execute, deliver and perform this Agreement, and each other agreement, certificate, instrument and document executed and delivered by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by corporate action on the part of Seller. Seller is duly organized, validly existing and in good standing under the Laws of the State of Ohio.

3.2    Ownership of Shares. Except as set forth on Schedule 3.2, Seller is the sole beneficial and record owner of, and has good and marketable title to, all of the Shares, free and clear of all Liens. Upon delivery to Buyer of the certificates, instruments or agreements, as applicable, representing the Shares and payment for the Shares at Closing, Buyer shall have received from Seller, and Seller shall have conveyed to Buyer, good and valid title to the Shares, free and clear of all Liens.

3.3    Execution and Delivery; Enforceability. This Agreement and each Seller Ancillary Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

3.4    Noncontravention.

3.4.1    Neither the execution and delivery of this Agreement by Seller or any Seller Ancillary Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof: (i) conflicts with or results in a breach of, any provisions of the Charter Documents of Seller, (ii) contravenes, conflicts with or results in a violation of, or constitutes a failure to comply with, any Law or Order applicable to Seller or by which any properties or assets owned or used by Seller is bound or affected or (iii) results in the creation or imposition of any Lien with respect to the Shares.

3.4.2    No consent, approval, waiver, exemption, authorization or permit of, or declaration or filing with or notification to, any Person is required to be obtained or made by Seller in connection with: (i) the execution, delivery and performance by Seller of this Agreement or any Seller Ancillary Agreement; or (ii) the compliance by Seller with any of the provisions hereof or thereof or the consummation by Seller of the transactions contemplated hereby or thereby.

3.5    Legal Proceedings. There is no Order, and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Seller, threatened against Seller, which gives or would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or any Seller Ancillary Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement or any Seller Ancillary Agreement.

ARTICLE 4
Representations and Warranties Concerning the Company
Except as set forth in the Disclosure Schedules, the Company and Seller represent and warrant to Buyer as follows:
4.1    Organization and Good Standing; Authority; Enforceability.

4.1.1    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has all requisite power and authority to own and lease its assets and to operate its business as the same is now being owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company is duly qualified or licensed to do business as a foreign entity in all of the jurisdictions set forth on Schedule 4.1.1. The Company has made available to Buyer a true, complete and correct copy of its Charter Documents, as in effect as of the Closing. The Charter Documents of the Company are in full force and effect and the Company is not in violation of any provision thereof.

4.1.2    The Company possesses all requisite corporate right, power and authority to execute, deliver and perform this Agreement, and each other agreement, instrument, certificate and document executed and delivered by the Company pursuant hereto (collectively, the “Company Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company.

4.1.3    This Agreement and each Company Ancillary Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.2    Capital Stock of the Company. The total number of shares of capital stock which the Company has the authority to issue is Two Hundred Fifty Thousand (250,000) shares of Common Stock, no par value (the “Common Shares”), of which Two Hundred Seven Thousand Nine Hundred (207,900) Common Shares (the “Shares”) are issued and outstanding and owned of record by Seller. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws, the Charter Documents of the Company and any preemptive rights or rights of first refusal of any Person. Except as set forth in the Charter Documents of the Company: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company; (b) there does not exist nor is there outstanding, any right or security granted to, issued to, or entered into with, any Person to cause the Company to issue, grant or sell any shares of capital stock of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security; (c) there is no obligation, contingent or otherwise, of the Company to: (i) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person; and (d) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote.

4.3    Other Ventures. The Company does not own of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

4.4    Noncontravention.

4.4.1    Assuming all consents, waivers, exemptions, approvals, authorizations, permits, declarations, filings and notifications set forth on Schedule 4.4.2 have been obtained or made, except as set forth on Schedule 4.4.1, neither the execution and delivery of this Agreement by the Company or any of the Company Ancillary Agreements, nor the consummation by the Company or Seller of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof: (w) conflicts with or results in a breach of any provisions of the Charter Documents of the Company; (x) violates, conflicts with, constitutes or results in the breach of any term, condition or provision of, or constitutes a default under (with or without notice or lapse of time, or both), or gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or gives rise to any obligation of the Company to make any material payments under, or the loss of any material benefit under, any Material Contract, Permit, License or Lease; (y) contravenes, conflicts with or results in a violation of, or constitutes a failure to comply with any Law or Order applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected; or (z) results in the creation or imposition of any Lien upon any property or assets of the Company.

4.4.2    Except as set forth on Schedule 4.4.2, no consent, approval, waiver, exemption, authorization or permit of, or declaration or filing with or notification to, any Person is required to be obtained or made by the Company in connection with: (i) the execution and delivery of this Agreement or any Company Ancillary Agreement or (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

4.5    Financial Statements.

4.5.1    Copies of the internal, unaudited financial statements (including balance sheets and statements of income) of the Company as of and for the fiscal years ended December 31, 2012 and 2013 (the “Annual Financial Statements”), and for the five (5) month period ended May 31, 2014 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”) are attached hereto to Schedule 4.5.1(a). The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied, subject to the policies and procedures set forth on Schedule 4.5.1(b)) (including any non-GAAP policies and procedures described therein), and subject further to normal yearend adjustments and the absence of disclosures normally made in footnotes; and (ii) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations, shareholder’s equity and cash flows for the periods then ended. The balance sheet of the Company as of May 31, 2014, which is included in the Interim Financial Statements, is referred to herein as the “Acquisition Balance Sheet.” The Financial Statements were derived from the books and records of the Company.

4.5.2    All accounts receivable of the Company are calculated and recorded in accordance with GAAP and in a manner consistent with past practice, and (1) represent bona fide sales made in the Ordinary Course of Business and (2) constitute only valid, undisputed claims of the Company, except for normal cash discounts accrued and the reserve for bad debts, both of which are calculated in the ordinary course of business in accordance with GAAP and in a manner consistent with past practice.

4.5.3    The inventories of the Company are saleable and are of a quality and quantity usable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate inventory allowances reflected on the Acquisition Balance Sheet. Except as set forth on Schedule 4.5.3, such inventories and allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. Except as set forth on Schedule 4.5.3, the Company’s inventory is not held on consignment, or otherwise, by third parties.

4.5.4    Except as set forth on Schedule 4.5.4, the Company has no liabilities (whether accrued, absolute or contingent, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing, in each case that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities disclosed, reflected or reserved against on the Acquisition Balance Sheet, (ii) liabilities incurred since the date of the Acquisition Balance Sheet in the Ordinary Course of Business (none of which relate to a tort, breach of warranty or Contract, infringement, violation of Law or Environmental liability), and (iii) the Transaction Expenses.

4.5.5    All of the Company’s Indebtedness is disclosed on the Financial Statements.

4.6    Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since the date of December 31, 2013:

(a)    there has not occurred any change, event or circumstance that constitutes, or is reasonably likely to result in, a change or effect having a Material Adverse Effect;

(b)    other than as required by applicable Law or GAAP, there has not been any material change in the Tax reporting or accounting principles, policies or practices of the Company;

(c)    (i) other than in the Ordinary Course of Business, the Company has not made, or granted, (A) any bonus or any wage, severance or termination pay, salary or compensation increase to any current director, employee or officer, except as required by Law, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, except as required by Law, or (C) any equity or equity-based compensation award or profit-sharing plan; and (ii) except as required to reflect legal requirements or avoid adverse Tax consequences to the Company or to any employees of the Company, the Company has not amended or terminated any existing Plan or arrangement or adopted any new Plan or arrangement; and (iii) the Company has not hired any senior management employee, consultant or sales representative;

(d)    the Company has not merged or consolidated with any corporation or other entity or invested in, loaned to, made an advance (except for advances to Seller or its employees or officers for business expenses incurred in the Ordinary Course of Business) or capital contribution to, or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether in a single transaction or series of related transactions;

(e)    the Company has not amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;

(f)    the Company has not suffered any theft, damage, destruction or loss (without regard to insurance) of or to any tangible asset(s) resulting in losses in excess of Ten Thousand Dollars ($10,000) individually or Twenty Five Thousand Dollars ($25,000) in the aggregate;

(g)    the Company has not leased, sold, assigned or transferred or subjected to any Lien or otherwise disposed of, any tangible or intangible property or assets, except for sales of inventory in the Ordinary Course of Business and except for Permitted Liens;

(h)    the Company has not purchased or leased, or committed to purchase or lease, any tangible or intangible property or assets, or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of Twenty Five Thousand Dollars ($25,000) individually, except for purchases of inventory and supplies in the Ordinary Course of Business;

(i)    the Company has not amended, modified in any material respect or terminated any contract that would constitute a Material Contract;

(j)    the Company has not authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(k)    the Company has not declared, set aside or paid any dividends or distributions, or purchased or redeemed any of its outstanding equity securities;

(l)    the Company has not incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than (i) pursuant to a Material Contract in the Ordinary Course of Business, (ii) pursuant to existing financing arrangements, or (iii) Indebtedness reflected in the Financial Statements;

(m)    the Company has not made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of Twenty Five Thousand Dollars ($25,000) in aggregate;

(n)    neither the Company nor the Seller (on the Company’s behalf) has made any material change in the Company’s general pricing practices or policies or any material change in the Company’s credit or allowance practices or policies;

(o)    other than in the Ordinary Course of Business, neither the Company nor the Seller (on the Company’s behalf) has deferred payment of accounts payable or purchases of inventory;

(p)    the Company has not entered into a Contract with any employee, director or Affiliate of the Company (or any employee or director of an Affiliate of the Company);

(q)    the Company has not instituted or settled any Proceeding;

(r)    the Company has not (i) made any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settled or compromised any Tax liability; (iii) made, changed or rescinded any Tax election; (iv) surrendered any right in respect of Taxes, (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (vi) amended or refiled any Tax Return;

(s)    the Company has not abandoned or cancelled any of its Intellectual Property rights; and

(t)    the Company has not entered into any Contract or otherwise committed to do any of the foregoing (other than this Agreement).

4.7    Taxes. Except as set forth on Schedule 4.7:

(a)    All Tax Returns required to be filed by or with respect to the Company have been timely and properly filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority in accordance with all applicable Laws, and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all material respects. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. All Taxes due and payable by the Company, whether or not shown as due and payable in connection with such Tax Returns for the Company, have been timely paid to the appropriate Taxing Authority. All Forms W-2 and 1099 required to be filed or provided by the Company have been properly completed and timely filed or provided.

(b)    There are no Tax claims, audits or proceedings by any Taxing Authority pending or, to the Company’s Knowledge, threatened in writing in connection with any Taxes due from or with respect to the Company.
(c)    There are not currently in force any waivers or agreements binding upon the Company for the extension of time or statute of limitations for the assessment, collection or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.
(d)    The Company has properly withheld and timely paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
(e)    No Tax Return of the Company with respect to any Pre-Closing Tax Period has been audited by any Taxing Authority within the past four (4) years.
(f)    There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.
(g)    The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(h)    Schedule 4.7 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is paid by the Company.
(i)    In the past four (4) years, neither the Company, nor Seller has received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.
(j)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any Indebtedness on or prior to the Closing Date.
(k)    The Company is not party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.
(l)    The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(m)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)    The Company has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(o)    The Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that would be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(p)    No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of 168(f)(8) of the Code, (ii) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a disqualified leaseback or long term agreement as defined in Section 467 of the Code.
4.8    Employees.

4.8.1    Except as set forth on Schedule 4.8.1(a), there are no, and in the past eighteen (18) months there have been no, pending or, to the Company’s Knowledge, threatened claims by any employee or former employee of the Company with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits). Except as set forth on Schedule 4.8.1(b), the Company is not a party to or bound by any employment contract, independent contractor agreement or consultant agreement. There has been no labor strike, dispute, slowdown or stoppage pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its predecessors, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected lead to any such labor dispute.

4.8.2    (a) The Company is not a party to or bound by any union contract or collective bargaining agreement, (b) the Company has not agreed to recognize any union or other collective bargaining representative, no union or group of employees has made a pending demand for recognition and, to the Company’s Knowledge, there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board, and (c) no union or collective bargaining representative has been certified as representing any employees of the Company and no organizational attempt has been made or, to the Company’s Knowledge, threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Company.

4.8.3    Schedule 4.8.3(a) sets forth for each employee of the Company, his or her: name; title; location; date of hire; exempt/non-exempt status; base compensation; current annual base salary or hourly wage rate (or other compensation); employment status (i.e., whether full-time, temporary, etc.); active or inactive status (including type of leave, if any); target bonus/commission for the current year; accrued but unused vacation; and profit sharing. To the Company’s Knowledge, no employee, consultant, or independent contractor of the Company intends to terminate his or her employment relationship or engagement with the Company.

4.8.4    With respect to the employees of the Company, during the last 12 months, there has been no mass layoff, plant closing, or shutdown that would reasonably be expected to implicate the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”) and no such action will be implemented without advance notification to Buyer.

4.8.5    To the Company’s Knowledge, all current employees of the Company who work in the United States of America are legally authorized to work in the United States of America. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. Further, for the three (3) year period prior to the Closing, the Company has been in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

4.8.6    The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Except as set forth on Schedule 4.8.6, there are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

4.8.7    True and complete copies have been made available to Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company. All individuals who perform services for the Company have been classified correctly, in accordance with the terms of each Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and the Company has not received notice to the contrary from any Person or Governmental Authority.

4.8.8    Except as set forth on Schedule 4.8.8, the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. In the past three (3) years, none of the Company or any of its executive officers has received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the Company’s Knowledge, no such investigation is in progress.

4.9    Employee Benefit Plans and Other Compensation Arrangements.

4.9.1    Set forth on Schedule 4.9.1 is a list of (a) all material employee benefit plans (as defined in Section 3(3) of ERISA), (b) all other severance pay, salary continuation, bonus, incentive, stock option, welfare, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and, (c) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case in respect of the present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company and with respect to which the Company or any member of the Controlled Group is the sponsor or is obligated to make payments, transfers or contributions (collectively, the “Plans”). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Plans. No Plan is maintained outside of the United States.

4.9.2    Copies of the following materials have been delivered or made available to Buyer: (a) all plan documents for each Plan or, in the case of an unwritten Plan, a written description thereof, (b) all determination letters from the IRS with respect to any of the Plans, (c) all summary plan descriptions and summaries of material modifications with respect to any of the Plans, (d) the three most recently filed annual reports and the three most recent summary annual reports with respect to any of the Plans, (e) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Plan, and (f) any other documents, forms or other instruments relating to any Plan reasonably requested by Buyer.
4.9.3    Except as set forth on Schedule 4.9.3:

(a)    neither the Company nor any member of the Controlled Group is or has been the sponsor of or obligated to make contributions under a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “defined benefit plan” (as defined in Section 3(3) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code;

(b)    each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification and is so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred since the date of any such letter or any such determination that would reasonably be expected to give the IRS grounds to revoke such letter or such determination;

(c)    all of the Plans have been operated and administered in compliance in all material respects with their respective terms and the terms of any related documents or agreements and all applicable Laws;

(d)    no amounts payable under any Plan or otherwise as a result of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

(e)    neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company to, or any increase in compensation of, any current or former director, officer, consultant or employee of the Company (or dependents of such Persons) under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the timing of payment or vesting of any such payments or benefits;

(f)    none of the Plans provides welfare or severance benefits to any retired Person, or any employee of the Company following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code);

(g)    the Company does not maintain any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment which may occur on or after the Closing.

(h)    neither the Company, any member of the Controlled Group nor any employee of the Company or any member of the Controlled Group has engaged in any prohibited transactions for which there is no applicable exemption or breached of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that would result in a material liability or excise tax under ERISA or the Code being imposed on the Company;

(i)    with respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA; and

(j)    there is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits) that would result in a liability to the Company, nor, to the Company’s Knowledge, is there any reasonable basis for one.

4.10    Permits; Compliance with Laws; Healthcare.

4.10.1    The Company is, and during the past four (4) years has been, in compliance in all material respects with all applicable Laws and Orders. The Company possesses, maintains and is in compliance in all material respects with all licenses, permits, approvals, exemptions, registrations, accreditations, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority, in each case, as required or necessary under applicable Law or any Contract with respect to the operation of its business as currently conducted (collectively, “Permits”), each of which Permits is set forth on Schedule 4.10.1(a) and is valid and in full force and effect. There is no pending or, to the Company’s Knowledge, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits and, except for the Permits set forth on Schedule 4.10.1(a), there are no Permits necessary or required for the operation of the Company’s business as currently conducted. Except as set forth on Schedule 4.10.1(b), in the past four (4) years, the Company has not received any notice from any Person or Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Permit, Law or Order applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected.

4.10.2    None of the Company, its officers, directors or employees or, to the Company’s Knowledge, any contractors or any Person acting on behalf of the Company, has been, or to the Company’s Knowledge (or any employee thereof) has been threatened to be, (a) excluded from any Third Party Payor Arrangement pursuant to 42 U.S.C. § 1320a-7b and related regulations, (b) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable Laws, (c) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other health care program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (d) made a party to any other action by any Governmental Authority that may prohibit the Company from selling products or providing services pursuant to a service agreement with any governmental or other purchaser pursuant to any Laws.

4.10.3    None of the Company, its officers, directors or employees or, to the Company’s Knowledge, contractors or agents on the Company’s behalf, has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7b or the regulations promulgated thereunder or related requirements of Law, or that are prohibited by rules of professional conduct and which constitutes a federal health care offense, including: knowingly or willfully violating or recklessly disregarding the federal Medicare and Medicaid statutes, 42 U.S.C. §1320a-7c, or 1320a-7b or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including soliciting or receiving any remuneration (including any kickback, bribe, discount or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or soliciting to receive such remuneration (a) in return for referring an individual to a Person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made, in whole or in part, by Medicare, Medicaid, Tricare or other applicable government payers, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made, in whole or in part, by Medicare, Medicaid, Tricare or other applicable government payers.

4.11    Real and Personal Properties.

4.11.1    The Company does not own any real property. Schedule 4.11.1 identifies all of the real property demised by leases, subleases, licenses or other occupancy agreements (collectively, the “Leases”) to the Company or to Seller and used, in whole or part, by the Company (collectively, the “Leased Real Property”).

4.11.2    A true, correct and complete copy of each Lease, and any amendments and supplements thereto, has been delivered to the Buyer. The Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. All of the Leases are in full force and effect and enforceable by the Company in accordance with their terms, subject to the Enforceability Exceptions. The Company is not in material breach of or in material default under any Lease to which it is a party, and no event has occurred which (with notice or lapse of time or both) would reasonably be expected to constitute a breach or default under any of the Leases. No security deposit or portion thereof has been applied in respect of a breach or default under any Lease that has not been redeposited in full. The Company does not sublease any of the Leased Real Property as sublessor or licenses as licensor, and no Person (other than the Company) has the right to use, occupy or possess the Leased Real Property.

4.11.3    To the Company’s Knowledge, each Leased Real Property, and the mechanical, electrical, HVAC and other building systems serving the Leased Real Property, is in reasonably good repair and operating condition (subject to normal wear and tear). To the Company’s Knowledge, there are no material (a) defects in, (b) mechanical failures of, or (c) damages to the Leased Real Property.

4.11.4    The Company has not received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, and to the Company’s Knowledge, no such proceeding has been threatened against the Leased Real Property. Neither the Company nor Seller has received any written notice that the current use and occupancy of the Leased Real Property violates any Law in any material respect.

4.11.5    The Company has good and transferrable title to, or a valid leasehold interest in, all of its tangible personal property and assets, free and clear of all Liens, except for (a) Liens identified or described on Schedule 4.11.5 and (b) Permitted Liens. The tangible personal property and assets of the Company has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject only to ordinary wear and tear), and is suitable for the purposes for which it is presently used.
4.11.6    Except as set forth on Schedule 4.11.6, the Company is the only operation through which its business is conducted, and the assets and properties, tangible and intangible, currently owned, used, leased or licensed by the Company constitute all of the assets and properties necessary and sufficient for the operation of the Company’s business as currently conducted.

4.12    Intellectual Properties.

4.12.1    Schedule 4.12.1(a) sets forth a listing of all registered Company Intellectual Property and all pending applications therefor. All of the Company Intellectual Property required to be set forth on Schedule 4.12.1(a) is subsisting in full force and effect, and has not lapsed, expired or been abandoned or withdrawn and, to the Company’s Knowledge, is not the subject of any opposition, reexamination, reissue, cancellation, or other challenge filed with the United States Patent and Trademark Office or any foreign governmental agency or foreign authority. Except as set forth on the Schedule 4.12.1(b), there are no filings, payments or similar actions that must be taken by the Company within ninety (90) days following the Closing

Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications for any registered Company Intellectual Property.

4.12.2    Schedule 4.12.2 sets forth a listing of all written licenses (excluding Off-the-Shelf Software and end user licenses for mass market Software) pursuant to which the Company is a party either as a licensee or licensor and any other Contract under which the Company grants or receives any rights to Intellectual Property (the “Licenses”). All Licenses are in full force and effect and enforceable by the Company in accordance with their terms, subject to the Enforceability Exceptions. The Company is not in material breach of or in default under any License to which it is a party.

4.12.3    Except as set forth on Schedule 4.12.3, the Company solely owns, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Company Intellectual Property. As of the Closing, the Buyer will own or have a valid right to use, all Intellectual Property used, or currently contemplated to be used, by the Company in the conduct of its business. The Company Intellectual Property is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

4.12.4    The Company has a valid and enforceable right or license to use (as currently being used) the Intellectual Property used in its business that is owned by a third party, subject to the Enforceability Exceptions.

4.12.5    The Company has not received in the past four (4) years any written notice regarding the infringement or misappropriation by the Company of any Intellectual Property of any third party.

4.12.6    The conduct of the Company’s business, including the manufacture, use, sale and importation of products by the Company, does not infringe upon or misappropriate any Intellectual Property of any third party, and, to the Company’s Knowledge, no third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property.

4.12.7    No consultant, contractor or nonemployee engaged by the Company has participated in the creation or development of the Company Intellectual Property. All current employees of the Company and employees employed by the Company in the past four (4) years who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of the Company were employees of the Company at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company. In the past four (4) years, no current or former director, officer, stockholder, employee, consultant, contractor, agent or other representative of the Company has asserted ownership rights in (nor has any of them made application for) any Company Intellectual Property as of the Closing Date.

4.12.8    Except as set forth on Schedule 4.12.8, the Company has entered into confidentiality and nondisclosure agreements with all of its current directors, officers, and employees and any directors, officers and employees engaged or employed by the Company in the past four (4) years, in each case with access to the Trade Secrets of the Company to protect the confidentiality and value of such Trade Secrets, and, to the Company’s Knowledge, there has not been any breach by any of the foregoing of any such agreement. The Company uses reasonable measures to maintain the secrecy of all Trade Secrets of the Company that are material to the operations of the Company.

4.13    Contracts. Schedule 4.13 sets forth a listing (with reference to the applicable subsection of this Section 4.13) of all of the Contracts (and, in the case of an oral Contract, the material terms of such oral Contract) of the following types to which the Company is a party or by which any material assets of the Company are bound, or to which an Affiliate of the Company is bound and that relates to or is used in the business of the Company:

(a)    Contracts or group of related Contracts that involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by the Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of Twenty Five Thousand Dollars ($25,000) after the date hereof;

(b)    Contracts or group of related Contracts that provide for the sale of goods or services by the Company and under which the undelivered balance of such goods or services has a sale price in excess of Twenty Five Thousand Dollars ($25,000) after the date hereof;

(c)    employment, confidentiality and non-competition agreements with any employee who receives salary and bonus in excess of Seventy-Five Thousand Dollars ($75,000) per annum;

(d)    Contracts for the Indebtedness of the Company or the granting of any Lien on the Company’s assets;

(e)    Contracts with dealers, distributors or sales representatives;

(f)Joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(g)Contracts that (i) presently limit in any material respect the freedom of the Company to engage in any business or compete with any Person or (ii) prohibit the Company from soliciting or hiring any Person;

(h)Contracts involving management services, consulting services, support services or any other similar services, including Contacts with independent contractors;

(i)Contracts pursuant to which the Company is a lessor or a lessee of any personal property or real property (including the Leases), except for any such leases under which the aggregate annual rent or lease payments do not exceed Twenty Five Thousand Dollars ($25,000) and which are terminable by the Company upon ninety (90) days’ or less advance notice;

(j)Other than Contracts for the sale of inventory in the Ordinary Course of Business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Twenty Five Thousand Dollars ($25,000) and under which the Company has any continuing liability or obligation;

(k)Contracts not included in subsection (c) providing for severance, retention, change in control or other similar payments;

(l)Contracts relating to the acquisition or sale by the Company of any operating business or the capital stock or other ownership interest of any other Person and under which the Company has any continuing liability or obligation;

(m)Contracts containing a “most favored nation” pricing agreement, special warranties, consignment arrangements or similar understandings with a customer or supplier;

(n)Contracts granting a power of attorney to any Person;

(o)the Licenses required to be listed on Schedule 4.12.2;

(p)Contracts with any Material Customer or Material Supplier;

(q)Contracts with Seller or any officer or director of the Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing; and

(r)Contracts under which the Company has made advances or loans to any other Person.

Correct and complete copies of each written Contract or summaries of each oral Contract, in each case, identified or required to be identified on Schedule 4.13, including amendments thereto (collectively, the “Material Contracts”), have been delivered to Buyer. All of the Material Contracts are in full force and effect and are enforceable against the Company and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions. With respect to each of the Material Contracts listed or required to be listed on Schedule 4.13, (i) the Company has performed all obligations required to be performed by it pursuant to such Material Contracts and no event has occurred that, with notice or lapse of time or both, would constitute a default or violation by the Company that is a party thereto, (ii) no party has repudiated any of the terms thereof and, to the Company’s Knowledge, there are no existing written threats of default, breaches or violations of any of such Material Contracts by any other party thereto, and (iii) the Company has not released any of its material rights under any such Material Contract.
4.14    Litigation and Orders. Except as set forth on Schedule 4.14, there are no, and in the past four (4) years there have been no, (a)  Proceedings of any kind whatsoever, at Law or in equity, pending or, to the Company’s Knowledge, threatened in writing against or related to the Company or its business or assets or

(b) that question the legality, validity or enforceability of this Agreement, the Company Ancillary Agreements or Seller Ancillary Agreements or any of the transactions contemplated hereby or thereby that, with respect to this clause (b), could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby and thereby. Schedule 4.14 lists all Proceedings to which the Company was a party for the past four (4) years. None of the Company, its business or any of its assets is, or during the past four (4) years has been, subject to any Order or in breach or violation of any Order. The Seller is not subject to any Order that restricts the business of, or is binding upon any of the assets owned or used by, the Company.

4.15    Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable to Sun Trust Robinson Humphrey, which fees are payable solely by Seller. No Contract between the Seller and/or the Company with Sun Trust Robinson Humphrey is binding upon the Company after the Closing Date.

4.16    Insurance. Schedule 4.16(a) sets forth a listing of all insurance policies or binders currently owned, held by or applicable to the Company (or its assets or business) or for which the Company is an insured or beneficiary of coverage, or under which any director or officer (in such capacities) of the Company is a party, an insured or otherwise the beneficiary of coverage. With respect to the policies required to be disclosed on Schedule 4.16(a), (i) the policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid, (ii) the Company has not received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the Company’s Knowledge, has the termination of any such policy or arrangement been threatened, (iii) there is no breach or default by the Company and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the policy, and (iv) no party to the policy has repudiated any provision thereof. The insurance maintained by the Company is sufficient to comply in all material respects with all applicable Laws and the requirements of all of the Company’s Contracts. During the last three (3) years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited (other than by the express terms of such policies) by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. Schedule 4.16(a) sets forth a true, correct, and complete list of all claims with respect to the Company (or its assets, properties, products, employees, operations or business) pending on any insurance policy and there is no such claim as to which the Company has been notified that coverage has been questioned, denied, or disputed by the underwriter.

4.17    Environmental Matters.

4.17.1    There is and has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Leased Real Property or by the Company at, on, under or from any location formerly owned or operated by the Company, except in compliance with and as would not give rise to liability under applicable Environmental Laws.

4.17.2    To the Company’s Knowledge, no asbestos or urea formaldehyde containing materials have been incorporated into or used on the buildings or any improvements that are a part of the Leased Real Property, or into other assets or products of the Company.

4.17.3    The Company has not at any time sent any Hazardous Materials to a site that: (a) has been placed or proposed for placement on the National Priorities List or any similar state list; or (b) to the Company’s Knowledge, is subject to or the source of an order, demand or request from a Government Authority or other Person to take “response,” “corrective,” “removal,” “remedial” or similar action pursuant to any applicable Environmental Law.

4.17.4    The Company has not agreed to assume or accept responsibility, by contract or otherwise, for any liability of any other Person under Environmental Laws.

4.17.5    In the past four (4) years, the Company has not received any notice, demand, complaint, claim, order or other communication from any Governmental Authority or any Person alleging that the Company is, or may be in violation of any Environmental Law or liable for personal injury or property damage or for any other costs, fines, penalties, damages or expenses related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material or with respect to any violation of or liability under any Environmental Law.

4.17.6    To the Company’s Knowledge, there are no underground storage tanks or related piping located on, under or at the Leased Real Property.

4.17.7    The Company has delivered to Buyer copies of all documents, records and information in its possession or control concerning Release by the Company of Hazardous Material at any location or potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits and asbestos surveys concerning the Leased Real Property or any formerly owned or operated locations.

4.18    Product Warranty.

4.18.1    Except as set forth on Schedule 4.18.1, each product manufactured, sold or otherwise delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and the Company has no liability (and, to the Company’s Knowledge, there is no basis for any Proceeding against the Company) for replacement or repair of any such products subject to the reserve for product warranty claims set forth in the Acquisition Balance Sheet. Except as set forth on Schedule 4.18.1, there have been no product recalls by the Company in the past four (4) years. No product manufactured, sold or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale of the Company set forth on Schedule 4.18.1.

4.18.2    The Company does not have any liability and, to the Company’s Knowledge, there is no basis for any Proceeding against the Company giving rise to any liability, arising out of any injury to person or property as a result of the use of a product manufactured, assembled, sold, delivered or otherwise distributed by the Company prior to the Closing.

4.19    Related Party Transactions. Except as set forth on Schedule 4.19, neither the Company nor Seller, nor any current officer or director of the Company or Seller, or to the Company’s Knowledge any member of his or her immediate family (each a “Related Person”): (a) owes any amount to the Company, nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Company in the Ordinary Course of Business), (b) as of the Closing Date or in the last three (3) years, owns or has owned or has or had a direct or indirect interest in, or is or was a director or officer of, any Person that is a customer, supplier, lessor or competitor of the Company, (c) has any claim or cause of action against the Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment, or (d) is a party to any agreement or transaction with the Company.

4.20    Material Customers and Material Suppliers.

4.20.1    Schedule 4.20.1 sets forth the top ten (10) customers of the Company (based on the dollar amount of sales to such customers) for the fiscal years ended December 31, 2012 and 2013 and for the year-to-date period ending on July 31, 2014 (the “Material Customers”). Except as set forth on Schedule 4.20.1, (a) all Material Customers continue to be customers of the Company and none of the Material Customers has reduced materially its business with the Company from the levels achieved during the fiscal year ended December 31, 2013, and the Company has not received written or, to the Company’s Knowledge, oral notice that such reduction will occur; and (b) no Material Customer has terminated its relationship with the Company, nor has the Company received written or, to the Company’s Knowledge, oral notice that any Material Customer intends to do so; (c) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (d) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect.

4.20.2    Schedule 4.20.2 sets forth the top ten (10) suppliers of the Company (based on the dollar amount of purchases from such suppliers) for the fiscal years ended December 31, 2012 and 2013 and for the year-to-date period ending on July 31, 2014 (the “Material Suppliers”). Except as set forth on Schedule 4.20.2, (a) all Material Suppliers continue to be suppliers of the Company and none of the Material Suppliers has reduced materially its business with the Company from the levels achieved during the fiscal year ended December 31, 2013, and the Company has not received written or, to the Company’s Knowledge, oral notice that such a reduction will occur, (b) no Material Supplier has terminated its relationship with the Company, nor has the Company received written or, to the Company’s Knowledge, oral notice that any Material Supplier intends to do so, (c) the Company is not involved in any claim, dispute or controversy with any Material Supplier, and (d) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. No supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s business.

4.21    Books and Records. The corporate minute books and stock record books of the Company are true, correct and complete in all material respects, copies of which have been delivered to the Buyer.

4.22    FDA Compliance.

4.22.1    The Company has obtained and holds all necessary regulatory approvals or authorizations from the U.S. Food and Drug Administration (the “FDA”) and all other Governmental Authorities having jurisdiction over the operations of the Company for the Company to conduct its operations in substantial compliance with Law, as currently conducted. The operations of the Company, including the manufacture, import, export, design, testing, development, registration, listing, processing, packaging, labeling, storage, quality system, MAUDE and medical device reporting, marketing, and distribution of products that are currently offered for sale by the Company have been in substantial compliance with all applicable Laws and Orders of the FDA and other Governmental Authorities having jurisdiction over the operations of the Company, including obtaining and holding all required clearances, authorizations, marks, or notifications issued or required by the FDA and other Governmental Authorities and substantial compliance with good manufacturing practices. The Company has not received any notification, correspondence or any other communication from the FDA or any Governmental Authority having jurisdiction over the operations of the Company of potential or actual noncompliance by, or liability of, the Company under any Law or Order. All reports, documents, claims and notices, including those related to complaints and medical device reports, required to be filed, maintained, or furnished by or on behalf of the Company to the FDA or any Governmental Authority having jurisdiction over the operations of the Company in order to be in substantial compliance with applicable Law have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). The representations set forth in this Section 4.22.1 only are qualified in their entirety by the disclosures set forth in the internal audit plan (including the corrective actions set forth therein) prepared by Seller for the Company that is attached as Schedule 4.22.1.

4.22.2    In the past four (4) years, the Company has not, either voluntarily or involuntarily, initiated, conducted, issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or efficacy of any product sold or distributed by the Company. To the Company’s Knowledge, there are no facts which are reasonably likely to cause, in any jurisdiction in which the Company has sold products prior to Closing, (a) the recall, market withdrawal or replacement of any product sold by the Company prior to Closing; (b) a material change in the marketing classification or a material change in the labeling of any such products sold by the Company prior to Closing; (c) a termination or suspension of marketing of any such products sold by the Company prior to Closing; (d) a required regulatory shutdown, including any supply disruption, ban or shutdown of Company operations pursuant to an Order of the FDA or other Governmental Authorities; or (e) a voluntary shutdown reasonably taken to avoid action by the FDA or other Governmental Authorities, including a required regulatory shutdown, ban or consent decree. The Company is not subject to, and there are no facts which are reasonably likely to cause, any obligation arising under any consent decree, warning letter or FDA Form 483 issued by the FDA or any Governmental Authority having jurisdiction over the operations of the Company.

4.23    Anti-Corruption. None of the Company, its directors, executives, agents or representatives on the Company’s behalf, directly or indirectly, has: (a) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anticorruption Laws, including but not limited to those in any other country in which the Company does business, (d) has established, maintained, or used any unlawful fund of corporate monies or other properties (including but not limited to unreported funds that are not reflected on the Company’s books and records), or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.24    Bank Accounts. Schedule 4.24 sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company.

ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to the Company and Seller as follows:
5.1    Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

5.2    Execution and Delivery; Enforceability. This Agreement and each Buyer Ancillary Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3    Governmental Authorities; Consents.

5.3.1    Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof: (a) conflicts with or results in a breach of any provisions of the Charter Documents of Buyer; (b) constitutes or results in the breach of any term, condition or provision of, or constitutes a default under (with or without notice or lapse of time, or both), or gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or gives rise to any obligation of Buyer to make any payments under, or results in the creation or imposition of a Lien upon any property or assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its properties or assets may be subject; or (c) violates any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected; except, in the case of clauses (b) and (c) of this Section 5.3.1, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.3.2    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer in connection with: (a) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (b) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

5.4    Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5    Investment Intent; Restricted Securities. Buyer is acquiring the Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Shares and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer understands and acknowledges that: (a) none of the Shares have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Shares are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.

5.6    Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer and the Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), and (b) will have adequate capital with which to engage in its business. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Company.

5.7    Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents and representatives, and has had an opportunity to inspect the facilities of the Company. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller set forth in Article 3 of this Agreement and in any Seller Ancillary Agreement and of the Company and Seller set forth in Article 4 of this Agreement and in any Company Ancillary Agreement (and acknowledges that such representations and warranties are the only representations and warranties made by Seller and the Company, as the case may be).

ARTICLE 6
Closing Deliveries
6.1    Closing Deliveries by Seller. At or prior to Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)    all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(b)    the written resignation, effective as of the Closing, of the directors and non-employee officers of the Company, all of which are set forth on Schedule 6.1(b);

(c)    payoff letters and appropriate U.C.C. termination statements in a commercially reasonable form with respect to the Closing Indebtedness, which letters provide for the release of all Liens relating to the Closing Indebtedness following payment of the Closing Indebtedness in the amount(s) set forth on the Closing Certificate;

(d)    (i) letters and appropriate U.C.C. termination statements from Seller’s lenders or any other third party releasing the Company from any obligations the Company has under Seller’s credit facilities and providing for the release of any Liens against the Company related to Seller’s credit facilities or with respect to any Indebtedness (to the extent not provided for in the delivery set forth in Section 6.1(c)) and (ii) other releases required to release any other Liens on the Shares or on the assets of the Company;

(e)    a certificate of good standing for the Company as of the most recent practicable date from the Secretary of State of the State of Minnesota and in each state in which the Company is qualified to do business as a foreign corporation;

(e)    a copy of the Articles of Incorporation of the Company, certified by the secretary of state of its jurisdiction of incorporation, and a copy of the bylaws of the Company, certified by an officer of the Company;

(f)    duly executed counterparts to the Escrow Agreement by the Seller;

(g)    with respect to the Leased Real Property commonly known as 262 West First Street, Morton, Minnesota, duly executed counterparts to an Amended and Restated Lease, by and between the Company, as tenant, and Morton Properties, Inc., a Minnesota corporation, as landlord, in the form attached hereto as Exhibit B;

(h)    all of the consents set forth on Schedule 6.1(i);

(i)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Seller;

(j)    estoppel certificates, waivers, collateral access agreements and non-disturbance agreements relating to the Leased Real Property, as requested by the Buyer or its lenders;

(k)    the original corporate record books and stock record books of the Company;

(l)    duly executed and completed assignments of transfer or other documentation in proper form to effectively transfer the Intellectual Property set forth on Schedule 6.1(m);

(m)    evidence of timely (but in no event later than 30 days from the Closing Date) updating and compliance with FDA Device Registration and Listing requirements contained in 21 CFR Part 807, including transfer of establishment registration and device listings to Buyer as of the Closing Date (which delivery is not waived if not satisfied on the Closing Date);

(n)    evidence of termination of all Affiliate or related-party agreements and transactions involving the Company;

(o)    duly executed copy of an International Distributor Policy by Invacare Canada L.P. and the Company; and

(p)    duly executed counterparts to the Assignment and Assumption Agreement by the Seller, the Company and PNC Bank, National Association, with respect to the Seller’s rights to a lockbox used by the Company.

6.2    Closing Deliveries by Buyer. At or prior to Closing, Buyer shall deliver, or cause to be delivered, the following:

(a)    to the Seller’s Account, the Estimated Purchase Price (less the Escrow Amount) in accordance with Section 2.3;

(b)    the Escrow Amount to the Escrow Agent;

(c)    to the Person(s) entitled thereto in accordance with the Closing Certificate, the satisfaction of the Estimated Closing Indebtedness and Transaction Expenses in accordance with Section 2.3;

(d)    a certificate of good standing as of the most recent practicable date from the Secretary of State where Buyer is incorporated; and

(e)    a duly executed counterpart to the Escrow Agreement by the Buyer and the Escrow Agent.

ARTICLE 7
The Closing
The consummation of the transactions contemplated herein (the “Closing”) will take place remotely via the exchange of signatures, documents and deliveries, or in such other manner as the parties agree to, on the date hereof (the “Closing Date”). The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments, tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

ARTICLE 8
Covenants and Agreements
8.1    Covenants.

8.1.1    Post-Closing Publicity. Following the Closing, unless otherwise set forth in this Section 8.1.1, no party shall issue any press release or public announcement or otherwise make a disclosure concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Buyer or Seller, as the case may be, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Seller, disclosure is otherwise required by applicable Law or applicable rules of any stock exchange on which Seller lists securities, provided that, the party intending to make such release will use commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof. For the avoidance of doubt, in connection with any disclosure or announcement required by Law or the rules of any stock exchange on which Seller lists securities, Seller may disclose the financial and other material terms of the transactions contemplated by this Agreement, including the Purchase Price and the effect the transaction will have on the earnings of Seller as a whole. Notwithstanding the foregoing, (i) Buyer may issue a “tombstone” or similar public advertisement without obtaining such prior consent of Seller and (ii) Seller may issue a press release at Closing disclosing the financial and other material terms of the transaction contemplated by this Agreement, and this Agreement will be filed by Seller with a Form 8-K in accordance with Law, in each case without obtaining such prior consent of Buyer. In addition, nothing herein shall preclude communications or disclosures reasonably necessary to implement the provisions of this Agreement, and Buyer, Seller and their respective Affiliates may make such disclosures as they may reasonably consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders or investors, without the prior written consent of Seller or Buyer, as the case may be. Notwithstanding anything in this Section 8.1.1 to the contrary, (i) in any press release issued prior to Seller’s filing of a Form 8-K in connection with the transactions contemplated hereby, the Seller will not disclose any financial data of the Company other than with respect to its sales and earnings before taxes and (ii) in any press release issued after the filing of such Form 8-K, the Seller will not disclose the gross profits, EBITDA, pre-tax profit and any related margins of the Company.

8.1.2    Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Seller or the Company shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or the Company or their respective representatives or are otherwise expressly allocated to Seller hereunder.

8.1.3    No Assignment. No assignment or transfer of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

8.1.4    Access by Seller. Subject to any retention requirements relating to the preservation of Tax records, Seller and Buyer shall, and Buyer shall cause the Company to, for a period of five (5) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide the other party and its designees and representatives with such access to the books and records of or relating to the Company (with respect to the Company, for periods prior to the Closing) may be reasonably requested by Seller or Buyer, who shall be entitled, at its expense, to make extracts and copies of such books and records to the extent that such access may be reasonably required by the other party for any commercially reasonable purpose, including, but not limited to (a) the preparation of the financial statements of Seller and all Tax Returns or in connection with any audit, amended Tax Return, claim for refund or any proceeding with respect thereto, and (b) the investigation, litigation and final disposition of any claims, proceedings or investigations which may have been or may be made by or against Seller in connection with the conduct of the business of the Company prior to the date hereof or the consummation of the transactions contemplated hereby. Each of Seller and Buyer agrees that it shall not, during such five (5) year period, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of the other party (or providing to the other party notice of such intent and a reasonable opportunity to copy such books or records, at other party’s expense, at least thirty (30) days prior to such destruction).

8.1.5    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments, and the Seller will provide to the Company any additional books and records pertaining to the Company’s business prior to the Closing, and take such other action as such party may reasonably request to carry out the transactions contemplated hereby. Without limiting the foregoing, the Seller shall deliver to Buyer all regulatory files in Seller’s possession (or required to be in Seller’s possession) relating to the Company’s products not later than thirty (30) days after the Closing Date.

8.1.6    Specified Post-Closing Transition Services. From and after the Closing Date, Seller agrees to provide, or cause to be provided by its Affiliates or, with the prior consent of Buyer, other third parties to provide, the transition services to the Company set forth on Schedule 8.1.6, to be completed in accordance with the terms hereof and on such exhibit, with no additional liability, cost or expense to the Company, except as specifically set forth on Schedule 8.1.6. The Company agrees to provide, or cause to be provided, the transition services to Seller set forth on Schedule 8.1.6, to be completed in accordance with the terms set forth on such Schedule (collectively, the services on Schedule 8.1.6, the “Transition Services”). The Persons participating in and providing the Transition Services shall perform the Transition Services with the same degree of promptness, care, skill, diligence and in substantially the same manner as corresponding services were provided to or on behalf of the Company or the Seller, as applicable, immediately prior to the Closing. The Transition Services provided to the Company shall be provided in compliance with applicable Laws. The Persons participating in and providing the Transition Services shall provide access to, and all necessary rights to utilize, the parties’ respective facilities, personnel, assets, systems and technologies to the extent reasonably necessary for the provision of the Transition Services. The parties shall, and shall cause their respective Affiliates, employees, agents and representatives to, cooperate reasonably with the other parties and their respective employees, agents and representatives to facilitate the provision of the Transition Services as contemplated herein.

8.1.7    Restrictive Covenants.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, in the Restricted Territory, (i) engage in, sell products or render services in, permit Seller’s name to be used by, or promote or financially assist (other than a customer-vendor relationship) any Person directly engaged in any business which competes with, the Restricted Business; or (ii) have an interest (other than a customer-vendor relationship) in any Person that engages directly or indirectly in the Restricted Business, including as a partner, shareholder, investor, joint venture, manager, director, member, employee, principal, agent, trustee, advisor or consultant of any Person, or as an equity holder of any entity in which the Seller or any Person restricted by this Section 8.1.7 owns, directly or indirectly, individually or in the aggregate, more than five (5%) of the outstanding equity.

(b)    Notwithstanding anything to the contrary set forth in this Section 8.1.7, nothing set forth herein shall restrict the ability of Seller and its Affiliates (i) to develop, market, sell and service the Exempt Products; or (ii) to perform under the distribution agreement entered into as of the date hereof, between Invacare Canada L.P. and the Company.

(c)    Seller acknowledges and agrees that if Seller or any Person restricted under this Section 8.1.7 breaches, or threatens to commit a breach of, any of the provisions of this Section 8.1.7, Buyer would not have an adequate remedy at law, and accordingly, in addition to any other rights or remedies that the Buyer may have at law or in equity, Buyer will be entitled to seek temporary and permanent injunctive relief and to have such provisions under this Section 8.1.7 specifically enforced by any court having jurisdiction, without the necessity of proof of actual damage or posting of any bond, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer. Seller further acknowledges and agrees that each and every restriction imposed by this Section 8.1.7 is a material inducement to Buyer’s entering into this Agreement and is reasonable with respect to subject matter, time period and geographical area. If it shall be judicially determined that the Seller has violated any of its obligations hereunder, then the period applicable to each obligation that the Seller shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(d)    The Seller covenants and agrees that for a period of five (5) years following the Closing, it shall not, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employees, sales representatives, agents or consultants of the Company to terminate their employment, representation or other association with the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives, customers or suppliers. Nothing in this Section 8.1.7 shall preclude the Seller from (i) general advertising for employees which is not directed at the employees of the Company, (ii) engaging any sales representative, agent or consultant (whether or not also engaged by the Company) in the ordinary course of business to the extent such engagement does not violate Section 8.1.7(a), or (iii) selling to customers (whether or not also customers of the Company) in the ordinary course of business so long as such sales do not violate Section 8.1.7(a).

(e)    Seller will keep in strict confidence and will not, directly or indirectly, at any time after the Closing Date, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business and technical information relating to the Restricted Business or its customers or vendors, without limitation as to when or how Seller may have acquired such information (“Confidential Information”); provided that the Seller may use any confidential business or technical information of any customers or vendors that are shared by Seller and the Company so long as such use is not otherwise in violation of Section 8.1.7. This Section 8.1.7(e) shall not apply to such information that, the Seller can reasonably demonstrate, is now or hereafter becomes available to the public other than as a result of disclosure by Seller, directly or indirectly, in violation of this Section 8.1.7. Confidential Information shall also include, product formulations, customer and market research, unique selling, manufacturing and servicing methods and business techniques, business manuals and promotional materials and supplier, product information and other customer and prospective customer information to the extent related to the Restricted Business. Seller specifically acknowledges that all Confidential Information, whether reduced to writing, maintained on any form of electronic media, and whether compiled by the Company and/or Seller, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that such Confidential Information is (x) the sole property of the Company and (y) that any retention and use of such Confidential Information by Seller after the Closing Date shall constitute a misappropriation of the Company’s trade secrets, except, in each case of (x) and (y), for any confidential business or technical information of any customers or vendors that are shared by Seller and the Company. Seller shall be liable for the breaches of this Section 8.1.7(e) by its Affiliates, directors, officers and employees.

8.2    Acknowledgement. Except as otherwise expressly set forth in Article 3 or Article 4 (as modified by the Disclosure Schedules) hereof or in any Seller Ancillary Agreement or Company Ancillary Agreement, Seller and the Company expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the Shares or the condition, value or quality of the Company or any of the Company’s assets, and Seller and the Company specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Buyer shall rely on its own examination and investigation thereof and the representations and warranties of Seller in Article 3 and any Seller Ancillary Agreement and of the Company or Seller in Article 4 and any Company Ancillary Agreement. Except for the representations and warranties contained in Article 3 and Article 4 (as modified by the Disclosure Schedules) hereof or in any Seller Ancillary Agreement or Company Ancillary Agreement, Seller and the Company hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including, without limitation, those regarding cost estimates, projections or other predictions, and information in any memorandum or offering materials or presentations, that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). Company Engagements; Privileged Information.

8.3.1    Calfee, Halter & Griswold LLP (“Calfee”) has acted as counsel for Seller and the Company (collectively, the “Calfee Clients”) in connection with this Agreement (the “Sale Engagement”) and in that connection Calfee has not acted as counsel for any other Person, including Buyer. Upon the Closing, only the Calfee Clients shall be considered clients of Calfee in the Sale Engagement. All communications between the Calfee Clients and Calfee in the course of the Sale Engagement shall be deemed to be attorney-client confidences that belong solely to Seller and not the Company. Accordingly, neither the Company nor Buyer shall have access to any such communications, or to the files of Calfee relating to the Sale Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and Calfee shall be the sole holders of the attorney-client privilege with respect to the Sale Engagement, and neither the Company nor Buyer shall be a holder thereof, (b) to the extent that files of Calfee in respect of the Sale Engagement constitute property of a Calfee Client, only Seller shall hold such property rights, and (c) Calfee shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between Calfee and the Company or otherwise.

8.3.2    Without the need for any consent or waiver by the Company or Buyer, Calfee shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Calfee shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.

8.3.3    Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Calfee, unless Calfee is specifically engaged in writing by the Company, to represent the Company after Closing and either such engagement involves no conflict of interest with respect to Seller, or Seller consents in writing at the time to such engagement. Any such representation of the Company by Calfee after Closing shall not affect the foregoing provisions of this Section 8.3. For example, and not by way of limitation, even if Calfee is representing the Company after Closing, Calfee shall be permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating thereto. Furthermore, Calfee shall be permitted to withdraw from the representation of the Company in order to be able to represent or continue so representing Seller, even if such withdrawal causes the Company or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

8.4    Use of Business Name. From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, use or do business under the names set forth on Schedule 8.4 or any name that, in the reasonable judgment of the Buyer, is similar to such names.

8.5    Accounts Receivable. If Seller or any of its Affiliates receives any payments relating to the Company’s business, including any account receivable outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, the Buyer. Seller will promptly endorse and deliver to the Buyer any cash, checks or other documents received by Seller or any of its Affiliates on account of the Company’s business.

8.6    Release. Effective as of the Closing, Seller by and on behalf of itself, and on behalf of its successors, assigns and Affiliates, voluntarily, knowingly and irrevocably releases and forever discharges the Company and their respective officers, directors, managers and employees from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of Seller under this Agreement or any Company Ancillary Agreement or Seller Ancillary Agreement.

8.7    Employee Matters.

8.7.1    Seller shall cause the account balance of each current employee of the Company (each, a “Company Employee”) under the Invacare Retirement Savings Plan (the “Seller 401(k) Plan”) to become fully vested as of the Closing Date. Seller shall ensure that the Seller 401(k) Plan provides that outstanding loan balances of Company Employees under the Seller 401(k) Plan will not be defaulted due to the failure to make loan repayments after the Closing Date until the last Business Day of the calendar quarter following the calendar quarter in which the Closing Date occurs. As soon as administratively practicable following the Closing, Buyer shall establish a defined contribution pension plan for the benefit of the Company Employees (the “Buyer 401(k) Plan”) to accept eligible rollover distributions of the account balances of Company Employees (in cash and, in the form of a direct rollover, loan notes, if any, evidencing loans to such Company Employees as of the date of distribution) from the Seller 401(k) Plan. Seller shall take all actions necessary to ensure that the Seller 401(k) Plan allows Company Employees to roll over distributions of the account balances of the Company Employees (in cash and in loan notes, if any, evidencing loans to such Company Employees as of the date of distribution). Within five Business Days following the Closing Date, except with respect to discretionary profit sharing contributions accrued through the Closing Date that are set forth on Schedule 8.7.1, which shall not be the responsibility of Seller, Seller shall contribute to the Seller 401(k) Plan all employer and employee contributions for the plan year in which the Closing occurs with respect to all compensation earned by the Company Employees for purposes of the Seller 401(k) Plan during such plan year through the Closing Date, assuming (for purposes of determining the eligibility of any Company Employee for any employer contribution) that the Closing Date is the last day of such plan year or other applicable allocation period and using data regarding hours worked by Company Employees to be provided by the Company promptly after the Closing,

8.7.2    The Company Employees and their respective spouses and dependents who, as of immediately prior to the Closing, participate in Seller’s Plans that are health benefit plans shall be eligible (at no cost to the Company or the Company Employees) to continue such participation in such Plans through the last day of the calendar month in which the Closing occurs. Neither Buyer nor the Company shall have any liability with respect to any claims incurred by the Company Employees and their respective spouses and dependents under such Plans. For purposes of the preceding sentence, claims shall be deemed “incurred” with respect to all medical, drug, vision or dental claims, on the date the service was received or the supply was purchased by the claimant.

8.7.3    Nothing in this Section 8.7 is intended to (a) represent a guarantee of employment or otherwise restrict the authority of Buyer, Seller, or the Company or any of their respective subsidiaries to terminate the employment of any of their employees, subject to applicable Law, (b) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Seller or the Company or any of their respective subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Buyer, Seller or the Company or any of their respective subsidiaries.

8.7.4    Seller shall satisfy all obligations that may arise pursuant to that certain letter agreement, dated December 31, 2013, by and between Seller and Todd Tholkes.

8.7.5    Neither the Company nor Buyer shall have any obligation to make contributions, pay premiums or other expenses, or provide benefits under or with respect to any Plan or have any other liability with respect to any Plan.

ARTICLE 9
Indemnification
9.1    Indemnification of Buyer. From and after the Closing and subject to the limitations contained herein, Seller shall indemnify, defend, hold harmless, pay and reimburse Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”), from and against any Losses based upon, arising out of or caused by (a) any inaccuracy in any of the representations and warranties made by Seller or the Company herein or in any certificate delivered pursuant hereto; (b) any breach or nonperformance of any of the covenants made by Seller or the Company herein; (c) any Indebtedness or Transaction Expenses not fully paid on the Closing Date or taken as a reduction in the computation of Purchase Price; (d) (i) all Taxes (or the nonpayment thereof) of the Company for any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law and any Losses resulting from the nonpayment thereof; (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (e) the items set forth on Schedule 9.1(e); and (f) the items set forth on Schedule 9.1(f). The representations and warranties of Seller and the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of Buyer’s representatives) or by reason of the fact that Buyer or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate.

9.2    Indemnification of Seller. From and after the Closing and subject to the limitations contained herein, Buyer shall indemnify, defend, hold harmless, pay and reimburse Seller and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”), from and against any Losses based upon, arising out of or caused by any inaccuracy in any of the representations and warranties, or breach or nonperformance of any of the covenants, made by Buyer herein. Buyer does not make and shall not be deemed to have made, nor is Seller relying upon, any representation, warranty, covenant or obligation, other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement or any Buyer Ancillary Agreement.

9.3    Limitations on Indemnification. Notwithstanding any other provision of this Agreement, except for instances of fraud or intentional misrepresentation or intentional omission (for which this Section 9.3 does not apply), the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.3.

9.3.1    (A) Any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(a)

shall be required to be made by delivering notice to Seller no later than the fifteen (15) month anniversary of the Closing Date, except (i) any claim for indemnification resulting from, based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority; Organization and Good Standing], Section 3.2 [Ownership of Shares], Section 3.3 [Execution and Delivery; Enforceability], Section 3.4 [Noncontravention], the first and second sentences of Section 4.1.1 [Organization and Good Standing; Authority, Enforceability], Section 4.1.2 [Organization and Good Standing; Authority; Enforceability], Section 4.1.3 [Organization and Good Standing; Authority; Enforceability], Section 4.2 [Capital Stock], Section 4.4 [Noncontravention], the first sentences of each of Sections 4.11.5 [Real and Personal Properties] and Section 4.12.3 [Intellectual Properties], or Section 4.15 [Brokerage] (collectively, the “Fundamental Representations”) may be made at any time after the Closing Date; (ii) any claim for indemnification resulting from, based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 4.7 [Taxes] or Section 4.17 [Environmental Matters] may be made no later than the date that is thirty (30) days after the expiration of the applicable statute of limitations; and (iii) any claim for indemnification resulting from, based upon, arising out of or caused by any inaccuracy in any representation or warranty in Section 4.18.2 [Product Warranty] may be made no later than the three (3) year anniversary of the Closing Date; (B) all covenants and agreements will survive the Closing Date in accordance with their respective terms; (C) any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(e) shall be required to be made by delivering notice to Seller no later than the two (2) year anniversary of the Closing Date; and (D) any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(f) shall be required to be made by delivering notice to Seller no later than the three (3) year anniversary of the Closing Date. Any claim pending on any of the foregoing expiration dates for which a notice of claim has been given on or before such expiration date may continue to be asserted until finally resolved.

9.3.2    Except for claims for indemnification pursuant to Section 9.1(a) with respect to any inaccuracy in or breach of any of the Fundamental Representations or any representations or warranties contained in Section 4.7 [Taxes], in each case, for which this Section 9.3.2 does not apply, (i) the Buyer Indemnitees shall not be entitled to indemnification for any Losses pursuant to Section 9.1(a) until the aggregate amount of all of such Buyer Indemnitees’ claims for indemnification exceeds the Indemnification Threshold and thereafter the Buyer Indemnitees shall be entitled to indemnification for Losses in excess of the Indemnification Threshold, and (ii) no Buyer Indemnitee may make a claim for any Losses arising under Section 9.1(a), and no such Loss shall be included in calculating the aggregate amount of Losses for purposes of determining whether the Indemnification Threshold has been exceeded, other than such Losses in excess of Five Thousand Dollars ($5,000) which result from a single claim or series of related claims that arise out of the same facts, events or circumstances.

9.3.3    The Buyer Indemnitees shall not be entitled to indemnification for any Losses (i) pursuant to Section 9.1(e) or Section 9.1(f) (with respect to Item 1 on Schedule 9.1(f)) until the aggregate amount of all of such Buyer Indemnitees’ claims for indemnification thereunder exceeds Two Hundred Thousand Dollars ($200,000) and thereafter the Buyer Indemnitees shall be entitled to indemnification for Losses in excess of such amount; or (ii) pursuant to Section 9.1(f) (with respect to Item 2 on Schedule 9.1(f)) until the aggregate amount of all of such Buyer Indemnitees’ claims for indemnification thereunder exceeds Five Hundred Thousand Dollars ($500,000) and thereafter the Buyer Indemnitees shall be entitled to indemnification for Losses in excess of such amount.

9.3.4    Except for claims for indemnification pursuant to Section 9.1(a) with respect to any inaccuracy in or breach of any Fundamental Representations or any representations or warranties contained in Section 4.7 [Taxes] or in Section 4.18.2 [Product Warranty], in each case, for which this Section 9.3.4 does not apply, the maximum aggregate amount of Losses to which the Buyer Indemnitees may be entitled under Section 9.1(a) shall be the Indemnification Cap.

9.3.5    The maximum aggregate amount of Losses to which the Buyer Indemnitees may be entitled under Section 9.1(a) (solely with respect to any inaccuracy in or breach of any Fundamental Representations or any representations or warranties contained in Section 4.7 [Taxes]) or under Section 9.1(b) shall, in each case, be the Purchase Price.

9.3.6    The maximum aggregate amount of Losses to which the Buyer Indemnitees may be entitled under Section 9.1(a) (solely with respect to any inaccuracy in any representation or warranty contained in Section 4.18.2 [Product Warranty]), Section 9.1(e) and Section 9.1(f) shall be the Indemnification Special Cap.

9.3.7    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent that, the Losses are reflected on the Final Adjustment Statement and the Buyer Indemnitees have been compensated therefor.

9.3.8    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement for Losses relating to any matter to the extent that there is a reserve included in the Financial Statements and such reserve is specifically identified in the Financial Statements.

9.3.9    The Buyer Indemnitees’ right to indemnification pursuant to Section 9.1 on account of any Losses will be reduced after realization by the net amount of all reductions in cash Taxes paid by the Buyer Indemnitees by reason of such Loss in the taxable year in which the relevant Loss was incurred or the next two succeeding taxable years or periods. For purposes of this Agreement, the amount of any reduction in cash Taxes paid by a Buyer Indemnitee will be calculated by measuring the difference between the amount of Taxes that would be due (without regard to payments or overpayments) to a Taxing Authority with respect to the Buyer Indemnitees, without taking into account any deductions, credits, losses or other Tax attributes associated with any Loss, and the amount of Taxes actually due (without regard to payments or overpayments) to a Taxing Authority with respect to the Buyer Indemnitees taking into account the deductions, credits, losses or other Tax attributes resulting from any Loss, assuming that such deductions, credits, losses or other Tax attributes are the last item of deduction, credit, losses or other Tax attributes on any Tax Return; provided, that if any such reduction in cash Taxes paid is realized by the Buyer Indemnitees after any payment is made pursuant to Section 9.1, the Buyer Indemnitees will pay to Seller the amount of any such reduction in cash Taxes paid within 15 days after filing any Tax Return (including any payment of estimated Taxes) that reflects any reduction in cash Taxes paid by the Buyer Indemnitees. Notwithstanding the foregoing, this Section 9.3.9 does not apply to claims for indemnification pursuant to Section 9.1(e) or Section 9.1(f).

9.3.10    The Buyer Indemnitees and the Seller Indemnitees shall take all commercially reasonable steps to mitigate any Loss subject to Section 9.1 or Section 9.2, as the case may be, upon becoming aware of any event which would reasonably be expected to, or does give rise thereto, including but not limited to, using commercially reasonable efforts to pursue viable claims under available insurance policies (and, with respect to Buyer Indemnitees, such insurance policies purchased by the Company prior to the Closing and set forth on Schedule 4.16(a)) to recover, reduce, mitigate or offset such Losses, and any such Losses shall be net of the amount of any recoveries actually received by the party seeking indemnification, or any of its Affiliates, under any insurance policy of which the party seeking indemnification, or any of its Affiliates, is a beneficiary in connection with the circumstances that give rise to the claim for indemnification (less expenses and increases in premiums attributable thereto) but only, with respect to Losses incurred by the Buyer Indemnitees, the insurance policies set forth on Schedule 4.16(a)); provided, however, that this Section 9.3.10 shall not require any party hereto to, in respect of such Loss, (i) initiate or pursue litigation or other claims against any third parties (other than taking steps to file for or make ordinary course claims under such insurance policies), (ii) take any steps to file for or make ordinary course claims under such insurance policies prior to seeking indemnification pursuant to this Agreement, (iii) incur out-of-pocket costs or expenses that the indemnitor has not agreed to advance payment for or (iv) with respect to any Buyer Indemnitees, take any action that could have a material detrimental effect on the Company’s business. Any failure by an indemnitee to mitigate Losses shall not relieve any indemnitor of its obligations under this Article 9.

9.3.11    Except as specifically set forth in Section 9.3.12, the Buyer Indemnitees are not entitled to include the following damages in calculating the amount of Losses: (i) consequential (including lost profits and other damages that are remote, speculative, and indirect), punitive, or exemplary damages unless, in each case, awarded to a third party, (ii) damages based on any multiple of adjusted EBITDA or profits or cash flows; or (iii) dimunition of value.

9.3.12    Notwithstanding anything contained herein to the contrary, the Buyer Indemnitees shall be entitled to include direct, punitive or exemplary (but only to the extent awarded to a third party), incidental, compensatory, consequential, or lost profits damages in calculating the amount of Losses for indemnification claims asserted under Section 9.1(e) or Section 9.1(f). For clarification, if the limitations set forth in Section 9.3.11 contradict, or create any ambiguity with, the recoverable damages permitted by this Section 9.3.12, then the rights of Buyer Indemnitees to such recoverable damages pursuant to this Section 9.3.12 shall control.

9.4    Procedures Relating to Indemnification.

9.4.1    Third-Party Claims. In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder, except and only to the extent the indemnitor shall have been materially prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

The indemnitor has the right to elect to assume and control the defense of a Third-Party Claim with counsel selected by the indemnitor by providing written notice thereof to the indemnitee within thirty (30) days of the receipt of notice of such Third-Party Claim from the indemnitee; provided, however, that (i) defense of such Third-Party Claim by the indemnitor does not, in the reasonable judgment of the indemnitee, have a material adverse effect on the indemnitee, (ii) the indemnitor expressly agrees in writing to be fully responsible for all Losses relating to such Third-Party Claim and (iii) such Third-Party Claim solely seeks (and continues to seek) monetary damages and not include criminal charges (the conditions set forth in clauses (i) through (iii) are, collectively, the “Litigation Conditions”). If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense and that the indemnitor will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with the defense of such Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, or (y) the indemnitor fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the indemnitee may assume the defense of such Third-Party Claim, and the indemnitor will be liable for all expenses paid or incurred in connection with such defense (subject to the limitations in this Article 9). If the indemnitor does not assume the defense of any Third-Party Claim, the indemnitee may continue to defend such claim and the indemnitor may still participate in, but not control, the defense of such Third-Party Claim at the indemnitor’s sole cost and expense. If the indemnitor so assumes the defense of any Third-Party Claim, the indemnitee shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The indemnitee (i) may settle, compromise or discharge in good faith any Third-Party Claim, the defense of which has not been assumed or is no longer being conducted by the indemnitor, without the indemnitor’s prior written consent; and (ii) shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnitor may recommend and that satisfies the criteria set forth in the following sentence. The indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment that may be reasonably expected to have a material adverse effect on the business of indemnitee, that involves a customer or supplier of the indemnitee or that imposes any obligation or restriction upon the indemnitee (including with respect to any injunctive or equitable relief) or does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnitee of a release from all liability with respect to such Third-Party Claim.
9.4.2    Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event, in the case of the Buyer Indemnitees, not later than the last date set forth in Section 9.2 for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been materially prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice (but in no event later than thirty (30) days thereafter), the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 12.4.

9.4.3    Tax Matters. The provisions of Section 9.4.1 and 9.4.2 shall not apply to Tax Matters, which shall be governed by Section 10.4.

9.5    Limitation of Remedies. Except as otherwise set forth in this Agreement or claims of, or causes of action arising from, fraud or intentional misrepresentation or intentional omission, each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (but excluding the Exhibits hereto) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each of Buyer and Seller hereby waives on behalf of itself all other Persons who might claim by, through or under him, her or it, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or intentional misrepresentation or intentional omission) which any such other Person may have arising under or based upon any Law and that relates to the transactions contemplated herein or to any aspect of the business of the Company (except pursuant to the indemnification provisions set forth in this Article 9). Nothing in this Section 9.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled.

9.6    Subrogation. Upon making any indemnity payment pursuant to Sections 9.1 or 9.2, as applicable, the indemnitor shall be subrogated to all rights of the indemnitee or reimbursed party, as applicable, against any third party in respect of the Losses to which the payment related; provided, however, that no Seller Indemnitee shall be subrogated to any rights with respect to (i) any Material Customer or employee of the Company or (ii) any Material Supplier unless such rights with respect to such Material Supplier relate to an indemnity payment made in connection with a claim arising under Section 9.1(e) or Section 9.1(f). The parties hereto will execute upon request, all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.7    Contribution and Waiver. Notwithstanding anything to the contrary contained herein, no Seller Indemnitee may seek indemnification or contribution from the Company for any breaches of or in respect of any other payments required to be made by Seller pursuant to this Agreement or the Seller Ancillary

Agreements.

ARTICLE 10
Tax Matters
10.1    Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Company that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (1) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (3) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Company other than those described in clause (a), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the next succeeding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.
10.2    Tax Returns; Refunds.
10.2.1     If required to be signed by Buyer or any of its Affiliates, Seller shall provide Buyer with drafts of all consolidated, combined or unitary Tax Returns relating to, or that include, the Company for any Pre-Closing Tax Period any component of which may be based in whole, or in part, on net income or a taxable base in the nature of net income (each, a “Pro Forma Tax Return”) for review and comment at least thirty (30) days prior to the due date for the filing of each Pro Forma Tax Return, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than ten (10) days after Seller has provided such Pro Forma Tax Return, or such shorter period as is necessary to allow for the timely filing of the Tax Return of Seller to which the Pro Forma Tax Return relates, Buyer shall notify Seller in writing of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Buyer may have to any item set forth on such draft Pro Forma Tax Return. Buyer (on behalf of itself, and following the Closing, the Company) and Seller agree to consult and resolve in good faith any such objection. Except as otherwise required by Law, all Pro Forma Tax Returns of the Company that relate to any Pre-Closing Tax Period ending on or before the Closing Date shall be prepared consistent with past practices.
10.2.2    Buyer shall cause the Company to provide Seller with drafts of all Tax Returns of the Company that relate to any Pre-Closing Period for which Seller is not responsible pursuant to Section 10.2.1 and any Straddle Period for review and comment at least thirty (30) days prior to the due date for the filing of each such Tax Return, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than ten (10) days after the Company has provided such Tax Return, or such shorter period as is necessary to allow for the timely filing of such Tax Return, Seller shall notify the Company in writing of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Seller may have to any item set forth on such draft Tax Return. Buyer (on behalf of itself, and following the Closing, the Company) and Seller agree to consult and resolve in good faith any such objection. Except as otherwise required by Law, all Tax Returns of the Company that relate to any Pre-Closing Tax Period or Straddle Period shall be prepared consistent with past practices.
10.2.3    Except as otherwise required by Law or a Taxing Authority, without the prior written consent of Seller which consent shall not be unreasonably conditioned, withheld or delayed, none of Buyer, the Company, or any Affiliate thereof shall, with respect to any Pre-Closing Tax Period file any amended Tax Return.
10.2.4    If the Company receives a Tax refund for a Pre-Closing Tax Period, such refund (net of any Taxes, expenses or costs incurred in seeking or obtaining such refund) shall be paid to Seller; provided, however, that Seller shall not be entitled to any refund either (a) reflected in the Closing Working Capital, or (b) attributable to any carryback of any item or attribute from a Post-Closing Tax Period. For the avoidance of doubt, Buyer and the Company will provide for a refund, in cash, whenever possible for the overpayment of Taxes or otherwise, rather than a credit for Taxes due for any Post-Closing Tax Period.
10.3    Section 338(h)(10) Election.
10.3.1    Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax law) (the “Section 338(h)(10) Election”) with respect to the purchase and sale of the shares of the stock of the Company.
10.3.2    Buyer and Seller shall cooperate fully in making the Section 338(h)(10) Election, including the filing of all required IRS forms and related forms under state, local or foreign Law (collectively, the “Section 338 Election Forms”). On the Closing Date, Seller shall execute and deliver a fully completed Form 8023 to Buyer, for which Seller shall have reflected all good faith comments made by Buyer thereon prior to the date hereof. Buyer shall file the Form 8023 on or prior to the due date for filing such Form 8023.
10.3.3    The Purchase Price shall be allocated among the assets of the Company in accordance with the methodology set forth on Schedule 10.3.3, Sections 338 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Allocation”), and any comparable provisions of state, local or foreign Law.
10.3.4    Buyer, Seller and the Company shall file all Tax Returns (including but not limited to the Section 338 Election Forms and IRS Form 8883) consistent with the Section 338(h)(10) Election and the Asset Allocation and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless otherwise required by Law;

provided however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Asset Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Asset Allocation. If the Purchase Price paid by Buyer to Seller pursuant to this Agreement is adjusted in any manner as provided in this Agreement, Buyer shall promptly revise the Asset Allocation to reflect such adjustments to the Purchase Price paid pursuant to this Agreement. Buyer shall permit Seller to review and comment on such revised Asset Allocation and shall consider in good faith any comment or revision reasonably requested by Seller within 20 days after delivery of the revised Asset Allocation by Buyer. In the event an agreement regarding the Asset Allocation cannot be reached, Buyer and Seller shall jointly retain the Independent Accountants to resolve the dispute. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Seller, on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.
10.4    Controversies. Buyer shall cause the Company to notify Seller in writing within ten (10) days of the receipt by the Company of any notice of any inquiries, assessments, proceedings or similar events received from any Taxing Authority with respect to Taxes of the Company for which Seller may be required to indemnify any Buyer Indemnitee pursuant to this Agreement (any such inquiry, assessment, proceeding, litigation, audit or similar event, a “Tax Matter”). Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Matter that relates solely to any Pre-Closing Tax Period. If Seller assumes such defense, Seller shall have the authority, with respect to any Tax Matter, to represent the interests of the Company before the relevant Taxing Authority and have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall not enter into any settlement of, or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Seller shall keep Buyer informed with respect to the commencement, status, and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such proceeding. If Seller does not assume the defense of such Tax Matter or if such Tax Matter does not relate solely to any Pre-Closing Tax Period, Buyer shall keep Seller informed of the progress of such Tax Matter from time to time and shall consult with Seller with respect to such Tax Matter. Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Company. The Company shall not have the right to settle (or to consent to the settlement or compromise of) such Tax Matter without the prior written consent of Seller, which consent shall not be unreasonably conditioned withheld or delayed, if such settlement or compromise would cause Seller to be liable for actual payment of a majority of the settlement amount to be paid with respect to such Tax Matter.
10.5    Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Tax periods, Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns (including the provision, for any taxable period ended on or before December 31, 2014, such summaries of financial information by the Company to Seller as have been provided in the Ordinary Course of Business), the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Seller agrees to (a) retain all books and records with respect to income, franchise and payroll Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller shall allow Buyer to take possession of such books and records. Buyer agrees to (a) retain all books and records with respect to all Tax matters (other than income, franchise and payroll Taxes) pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records. Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
10.6    Conflict. To the extent there is any conflict between the provisions of this Article 10 and Article 9, the provisions of this Article 10 shall control.
10.7    Successors. For purposes of this Article 10, references to any of the Company, Seller, or Buyer shall include successor entities.

ARTICLE 11
Certain Definitions
When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:
“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“Acquisition Balance Sheet” is defined in Section 4.5.1.
“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.
“Agreement” means this Share Purchase Agreement, as may be amended from time to time.
“Annual Financial Statements” is defined in Section 4.5.1.
“Asset Allocation” is defined in Section 10.3.3.
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.
“Buyer” is defined in the preamble of this Agreement.
“Buyer 401(k) Plan” is defined in Section 8.7.1.
“Buyer Ancillary Agreements” is defined in Section 5.1.
“Buyer Indemnitees” is defined in Section 9.1.
“Calfee” is defined in Section 8.3.1.
“Calfee Clients” is defined in Section 8.3.1.
“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and by-laws (or equivalents thereof) of any business entity.
“Closing” and “Closing Date” are defined in Article 7.
“Closing Cash” means the unrestricted cash held in deposit accounts, including money market accounts, of the Company and cash equivalents held by the Company, plus checks presented by the Company for deposit but not yet credited to deposit accounts, less checks and drafts issued by the Company but uncleared (recorded on the Company’s balance sheet as “accounts payable controlled disbursement (outstanding checks)”), in each case, immediately prior to the Closing.
“Closing Certificate” is defined in Section 2.3.
“Closing Indebtedness” means the Indebtedness of the Company immediately prior to the Closing.

“Closing Working Capital” means the Working Capital of the Company immediately prior to the Closing.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.
“Common Shares” is defined in Section 4.2.
“Company” is defined in the preamble of this Agreement.
“Company Ancillary Agreements” is defined in Section 4.1.2.
“Company Intellectual Property” means the Intellectual Property owned by the Company.
“Company’s Knowledge” means the actual knowledge of Todd Tholkes, Stacey Frank and Mark Schmitt obtained or obtainable after reasonable investigation by such individual and the knowledge obtainable by Todd Tholkes after due inquiry of his direct reports.
“Confidential Information” is defined in Section 8.1.7(a).
“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement, whether oral or written.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.
“Disclosure Schedules” are the confidential disclosure schedules, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.
“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively.
“Enforceability Exceptions” is defined in Section 3.3.
“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.
“Environmental Law” means any Law concerning Releases of Hazardous Materials or the protection of the Environment or human health and safety, with respect to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Escrow Agent” means KeyBank, N.A.
“Escrow Agreement” means an agreement, dated as of the date hereof, by and among Seller, Buyer and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to One Million Dollars ($1,000,000).
“Estimated Closing Cash” is defined in Section 2.3.
“Estimated Closing Working Capital” is defined in Section 2.3.
“Estimated Closing Indebtedness” is defined in Section 2.3.
“Estimated Purchase Price” is defined in Section 2.3.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3.
“Exempt Products” means any of the following products or devices that may have standing mechanisms and are not direct substitutes for the products described in the Restricted Business: (i) powered mobility devices that include powered or manual seating systems, such as power wheelchairs and scooters; (ii) manual wheelchairs that include powered or manual seating systems; (iii) powered or manual seating systems for use on a manual or power wheelchair base to the extent that such seating systems are not primarily marketed for reimbursement under the HCPCS codes set forth in the definition of “Restricted Business” or for equivalent applications in foreign markets; (iv) beds; (v) safe patient handling products, including patient lifts and transfer devices; (vi) therapeutic support surfaces, including powered or static mattresses; (vii) walking aids, including rollators and walkers; (viii) hygiene products, including bath and toilet safety; or (ix) power assist add-on devices and stair climbing devices.
“FDA” is defined in Section 4.22.
“Final Adjustment Statement” is defined in Section 2.4.4.
“Final Post-Closing Adjustment” is defined in Section 2.4.4.
“Financial Statements” is defined in Section 4.5.1.
“Fundamental Representations” is defined in Section 9.3.1.
“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.
“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, storage, disposal, treatment, handling, Release, distribution, generation, manufacture, labeling or transportation of which is regulated under or defined by Law, including petroleum and petroleum-containing materials, asbestos and asbestos-containing materials, radiation and radioactive materials, polychlorinated biphenyls and toxic mold and other harmful biological agents.
“High-End Working Capital Target” means Three Million Three Hundred Twenty Five Thousand Dollars ($3,400,000).
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Company (or binding upon the Company or any of its properties or assets) in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any Indebtedness of a type described in clauses (a) through (g) hereof that is guaranteed by the Company or that is secured in whole or in part by the assets of guaranteed by the Company (excluding intercompany debt of the Company); (e) any obligations with respect to any interest rate hedging or swap agreements; (f) any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility; and (g) all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments. Indebtedness includes (i) with respect to each of the types of Indebtedness described in clauses (a) through (g) hereof, all obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums, and (ii) any amounts owed by the Company to any of its Affiliates (including the Seller). Notwithstanding the foregoing, the calculation of Indebtedness shall not include any operating or lease obligations (other than capital leases).
“Indemnification Cap” is One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).
“Indemnification Special Cap” is Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).
“Indemnification Threshold” is One Hundred Thirty Five Thousand Dollars ($135,000).
“indemnitee” and “indemnitor” are defined in Section 9.4.1.
“Independent Accountants” is defined in Section 2.4.3.
“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software (excluding all shrink wrap Software and Off-the-Shelf Software), data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); (g) copies and tangible embodiments thereof (in whatever form or medium); and, (h) all income, royalties, damages, and payments due or payable for use of any of the foregoing, including without limitation, damages, and payments for past, present or future infringements or misappropriations thereof and the right to sue and recover for past, present or future infringements or misappropriations thereof.
“Interim Financial Statements” is defined in Section 4.5.1.
“IRS” means the Internal Revenue Service.
“Law” means any federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, administrative manuals, guidance, guidelines, accreditations, common law, regulation or requirement of any Governmental Authority or in connection with Medicare, Medicaid or any government payment program or any law governing the licensure of or regulating healthcare providers, professionals, facilities or payors or otherwise governing, regulating or related to the provision of, or payment for, medical services, including 42 U.S.C. § 1320a-7b, commonly referred to as the “Federal Anti-Kickback Statute,” and 42 U.S.C. §1395nn, commonly referred to as the “Stark Law.”
“Leased Real Property” is defined in Section 4.11.1.
“Leases” is defined in Section 4.11.1.
“Licenses” is defined in Section 4.12.2.
“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, right of first refusal, transfer restriction, proxy or any other title defect or restriction of any kind.
“Litigation Conditions” has the meaning in Section 9.4.1.
“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, judgments, deficiencies, awards, settlements, Taxes, fines, expenses, fees (including reasonable attorneys’ fees) and disbursements.
“Low-End Working Capital Target” means Three Million Two Hundred Thousand Dollars ($3,200,000).
“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in business or economic conditions affecting the economy or the Company industry generally, (b) changes in stock markets or credit markets, (c) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Law or Tax, (d) any event as to which Buyer has provided written consent hereunder, (e) an event or circumstance disclosed in the Disclosure Schedules, (f) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (g) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Company and any actions taken by any customer, supplier or employee of the Company in response to such announcement) or any actions that Seller or the Company or any representative thereof is required to take hereunder.
“Material Contracts” is defined in Section 4.13.
“Material Customers” is defined in Section 4.20.1.
“Material Suppliers” is defined in Section 4.20.2.
“Medicaid” means collectively, any state-operated means-tested entitlement program under Title XIX of the Social Security Act of 1965 that provides federal grants to states for medical assistance based on specific eligibility criteria (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all Laws (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act of 1965 (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis.
“Order” means any judgment, injunction, award, decision, decree, directive, ruling, verdict, writ or order of any nature of any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the Closing Date consistent with past custom and practice (including with respect to quantity and frequency).
“Permits” is defined in Section 4.10.1.
“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business; (b) Liens for current Taxes and utilities not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (c) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Company as presently conducted; and (d) leases, subleases and similar agreements set forth on Schedule 4.11.1.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.
“Plans” is defined in Section 4.9.1.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.
“Preliminary Adjustment Statement” is defined in Section 2.4.1.
“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.
“Privilege Period” is defined in Section 10.1.
“Proceeding” means any charge, complaint, action, suit, proceeding, arbitration or hearing (whether civil, criminal or administrative, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority or Person.
“Pro Forma Tax Return” is defined in Section 10.2.1.
“Purchase Price” is defined in Section 2.2.
“Related Person” is defined in Section 4.19.
“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clause (A) therein.
“Restricted Business” means the Company’s business of designing, manufacturing and selling products and devices that are described by HCPCS codes E0637, E0638, E0641 and E0642 as of the Closing Date and any products and devices readily substitutable for such products and devices. For clarification the description of products and devices under said HCPCS codes as of the Closing Date are as follows: (a) description of E0637 - combination sit to stand system - combination sit to stand frame/table system, any size including pediatric, with seat lift feature, with or without wheels; (b) description of E0638 - standing frame systems - standing frame/table system, one position (e.g. upright, supine or prone stander), any size including pediatric, with or without wheels; (c) description of E0641 - multi-position standing frame system - standing frame/table system, multi-position (e.g. three-way stander), any size including pediatric, with or without wheels; and (d) description of E0642 - dynamic standing frame - standing frame/table system, mobile (dynamic stander), any size including pediatric.
“Restricted Territory” means: (a) the United States; (b) the geographic area(s) within a 100 mile radius of any and all Company locations immediately prior to the Closing, at any time during the two year period prior to the Closing, or at any time during the five (5) year period after the Closing Date; and (c) all of the specific customer accounts of the Company’s business, whether within or outside of the geographic area described in clauses (a) and (b) above, immediately prior to the Closing or at any time during the two year period prior to the Closing.
“Restricted Period” is defined in Section 8.1.7.
“Sale Engagement” is defined in Section 8.3.1.
“SEC” means the United States Securities and Exchange Commission.
“Section 338(h)(10) Election” is defined in Section 10.3.1.
“Section 338 Election Forms” is defined in Section 10.3.2.
“Seller” is defined in the preamble of this Agreement.
“Seller 401(k) Plan” is defined in Section 8.7.1.
“Seller Ancillary Agreements” is defined in Section 3.1.
“Seller Indemnitees” is defined in Section 9.2.
“Seller’s Account” is defined in Section 2.3.
“Shares” is defined in Section 4.2.
“Share Purchase” is defined in the Recitals to this Agreement.
“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.
“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Tax” or “Taxes” means: any and all (a) federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, assessments, customs, duties, and similar governmental charges (including any interest, fines, assessments, penalties, additional amounts or additions to tax imposed in connection therewith or with respect thereto) of the Company or with respect to its assets or operations, including, without limitation, taxes imposed on, or measured by income, gross receipts, franchise, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem, escheat, abandoned or unclaimed property, capital gains, goods and services, branch, utility, production and compensation taxes, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the administration, assessment, determination, collection or other imposition of any Tax.
“Tax Matter” is defined in Section 10.4.
“Tax Return” means any return, schedule, form, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes required to be filed with any Taxing Authority with respect to Taxes, including any schedule, supplement or attachment thereto, and including any amendment thereof.
“Third-Party Claim” is defined in Section 9.4.1.
“Third Party Payors” means any entity responsible for the payment of health care claims for services provided to covered persons or enrollees, including Medicare, Medicaid or any other Governmental Authority or quasi-public agency, private commercial insurance companies self-insured plans, and any managed care plans and organizations such as health maintenance organizations and preferred provider organizations.
“Third Party Payor Arrangements” means all arrangements, plans or programs with Third Party Payors for payment or reimbursement in connection with health care services, products or supplies.
“Trade Secrets” is defined in the definition of “Intellectual Property.”
“Transaction Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or Seller of which the Company has agreed to pay relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Company as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes), (c) severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by the Company to employees, agents and consultants of and to the Company triggered in whole or part prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (d) all amounts that are or may become payable by the Company pursuant to that certain letter agreement, dated December 31, 2013, by and between Seller and Todd Tholkes (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Transition Services” is defined in Section 8.1.6.
“WARN Act” is defined in Section 4.8.4.
“Working Capital” means (a) the sum of the Company’s (i) net accounts receivables, (ii) net inventories, and (iii) prepaid expenses, minus (b) the sum of the Company’s (i) accounts payable, (ii) wages and employee deductions payable (including payroll taxes), and (iii) other current liabilities accrued in the ordinary course of business; in all cases, calculated in accordance with Section 2.4.1 hereof. The calculation of Working Capital shall exclude the following from the calculation in the preceding clause (a): (1) Closing Cash, (2) any Tax assets (current, deferred or otherwise), (3) non-operating assets, and (4) intercompany receivables. The calculation of Working Capital shall exclude the following from the calculation in the preceding clause (b): (1) Transaction Expenses and capitalized costs relating to the sale of the Company or acquisitions in process, (2) liabilities associated with Taxes of any type other than payroll Taxes related to ordinary compensation accounted for under the foregoing clause (ii), (3) deferred compensation liabilities, (4) accrued payments due to Seller or any related entity (including Affiliates), (5) Indebtedness and (6) accounts payable controlled disbursement (outstanding checks).

ARTICLE 12
Construction; Miscellaneous Provisions
12.1    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Buyer, to:
REP Acquisition Corporation
c/o RockWood Equity Partners, LLC
3201 Enterprise Parkway, Suite 370
Beachwood, Ohio 44122
Attention: H. Josef Merrill
Facsimile Number: (216) 342-1799
Email: jmerrill@rockwoodequity.com

With a copy to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Joseph D. Hatina
Facsimile Number: (216) 579-0212
Email: jdhatina@jonesday.com

(b)	If to Seller, to:
Invacare Corporation
One Invacare Way
Elyria, Ohio 44036-2125
Attention: Senior Vice President and General Counsel
E-Mail: ALaPlaca@invacare.com
Facsimile Number: (440) 684-0984
With a copy to:
Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, Ohio 44114
Attention: Douglas A. Neary
E-Mail: dneary@calfee.com
Facsimile Number: (216) 241-0816
or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (a) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (b) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (c) on the date sent by facsimile or electronic mail transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.
12.2    Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer and Seller concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

12.3    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

12.4    Jurisdiction and Venue. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal courts located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.1 of this Agreement, and service so made shall be complete as stated in such section. Notwithstanding the foregoing, any disputes between the parties that (a) are submitted to the Independent

Accountants for resolution pursuant to the terms of Section 2.4.3 or Section 10.3.4 shall be resolved as set forth in accordance with the terms of such sections, or (b) related to a Tax Matter shall be resolved as set forth in accordance with the terms of Section 10.4.

12.5    Specific Performance. Each party’s obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

12.6    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, the Company and Seller and their respective successors and permitted assigns.

12.7    Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.8    Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

12.9    Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties. A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.

12.10    Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement; provided, however, that only Seller or Buyer may bring an action or claim under this Agreement on a Buyer Indemnitee’s or Seller Indemnitee’s behalf, as applicable.

12.11    Disclosure Schedules and Exhibits. The Disclosure Schedules and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Schedules, any information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in such other sections of the Disclosure Schedules to the extent that the disclosure is reasonably apparent on its face to be applicable to such other section of the Disclosure Schedules. The Disclosure Schedules may include items and information that are not “material” relative to the entire business of the Company, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. All references in this document to “this Agreement” and the terms “herein,” “hereof,” and “hereunder” shall be deemed to include all of such applicable sections of the Disclosure Schedules and Exhibits.

12.12    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

12.13    Construction. This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

12.14    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, Buyer, the Company and Seller have executed and delivered this Share Purchase Agreement, or have caused this Share Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
BUYER:
REP ACQUISITION CORPORATION

/s/ H. Josef Merrill
By:    H. Josef Merrill
Its:    Vice President and Secretary

COMPANY:
ALTIMATE MEDICAL, INC.
/s/ Robert K. Gudbranson
By:    Robert K. Gudbranson
Its:    President and CEO
SELLER:
INVACARE CORPORATION
/s/ Robert K. Gudbranson
By:    Robert K. Gudbranson
Its:    Chief Financial Officer